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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

        As of March 26, 2003, the following entity was a subsidiary of American Stone Industries, Inc.:

        American Stone Corporation, a Delaware corporation, which does business as "American Stone Corporation" and "Cleveland Quarries."











                                  Exhibit 21.1
                                   Page 1 of 1